For the period ended 03/31/2012                              Series 1,3

File No. 811-7852
Sub-Item 77M: Mergers
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On August 25, 2011, the Board of Trustees of the USAA Mutual Funds Trust
(Trust) and on November 10, 2011, the shareholders of the USAA Florida Tax-Free Income Fund, approved the reorganization and merger of the Florida Tax-Free Income Fund into the Tax Exempt Long-Term Fund, a series of the Company effective January 27, 2012.

As of September 23, 2011, the Florida Tax-Free Income Fund was closed to new investors and was dissolved subsequent to the reorganization.